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                                                                  EXHIBIT (l)(7)

                               PURCHASE AGREEMENT



         Northern Funds (the "Trust"), a Massachusetts business trust, and Miriam M. Allison hereby agree as follows:

         1. The Trust hereby offers Miriam M. Allison, and Miriam M. Allison hereby purchases, five shares of the Trust's Small Cap Growth Fund (the "Shares") at $10 per Share. The Trust hereby acknowledges receipt from Miriam M. Allison of funds in full payment for the foregoing Shares.

         2. Miriam M. Allison represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the
parties hereto have executed this Agreement as of               , 1999.
                                                  --------------


                                   NORTHERN FUNDS


                                   By:
                                       --------------------------


                                   MIRIAM M. ALLISON



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